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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
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                          FOOTHILL INDEPENDENT BANCORP
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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                LEADING INDEPENDENT PROXY ADVISORY FIRM ENDORSES
                      FOOTHILL MANAGEMENT IN PROXY CONTEST

        GLENDORA, Calif. - (BUSINESS WIRE) - May 19, 1999 - Foothill Independent Bancorp (Nasdaq/NMS:FOOT), which is soliciting proxies for the election of three directors at its Annual Meeting of Shareholders to be held on Tuesday, May 25, 1999, today announced that Institutional Shareholder Services ("ISS"), a leading independent proxy advisory firm in Rockville, Maryland, has endorsed, and has recommended that shareholders VOTE FOR, the election of management's candidates, who are William V. Landecena, O. L. Mestad and Richard Galich. ISS advises several hundred of the country's largest institutions, pension funds and money managers.

        In issuing its endorsement and recommendation supporting the election of management's candidates, ISS stated that it sees little reason to support Basswood's dissident nominee.
In reaching its conclusions, ISS made the following points:

        o Any management detractor would find it hard to dispute the substantial stock returns Foothill has produced, both absolutely and relative to its peer group.

        o For the three-year and one-year periods ended December 31, 1998, Foothill's shareholders have enjoyed total returns of 37.7% and 3%, respectively, while its peer group has returned 26.1% and a NEGATIVE 8.7%, respectively during those two periods.

        o Year to date, Foothill's share price has outperformed the share prices of Foothill's peers who, unlike Foothill, have lost 2.4% of their value since the beginning of 1999.

        o ISS believes that Foothill and its shareholders have realized significant rewards under the guidance of current management.

        George E. Langley, President and Chief Executive Officer of Foothill, stated "We are pleased to have received such strong support from an independent advisory firm like ISS. The ISS recommendation, we believe, also is an endorsement of the our strategies for enhancing shareholder value and a rejection of Basswood's strategy. We believe that our strategies will enable Foothill to take advantage of what we consider to be a unique opportunity to gain market share in our service areas. As growing numbers of consumers and businesses become dissatisfied with the impersonal service and inflexibility of larger institutions, we strongly feel Foothill will be the bank of choice. In achieving this growth in market share, we believe we will continue to enhance shareholder value for all of our fellow shareholders. We hope that all Foothill shareholders will consider ISS' reasoning and will vote, in accordance with ISS' independent recommendation, FOR the election of our three candidates."

        CERTAIN INFORMATION. Foothill Independent Bancorp is soliciting proxies for the election of the Board's nominees at the Annual Meeting of Shareholders to be held on May 25, 1999 and may solicit revocations of any proxies delivered to Basswood Financial Partners, L.P. Foothill and the following individuals may be deemed to be "participants" in the solicitation of proxies by Foothill:
William V. Landecena; George E. Langley; Donna Miltenberger; Tom Kramer; Richard Galich; O. L. Mestad; George Sellers; and Max E. Williams. As of April 2, 1999, those individuals beneficially owned, in the aggregate, 1,239,464 SHARES of Foothill Common Stock.